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                SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                       ___________________


                            Form 8-K

                         Current Report

                Pursuant to Section 13 or 15(d) of
                the Securities Exchange Act of 1934


                  Date of Report:  February 13, 1995


            CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
         (Exact name of registrant as specified in charter)



        New York        1-1217              13-5009340
       (State of      (Commission        (I.R.S. Employer
     incorporation)   File Number)      Identification No.)



               4 Irving Place, New York, NY  10003
            (Address of principal executive offices)


        Registrant's telephone number:  (212) 460-4600

















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                INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.  OTHER EVENTS

TENTATIVE ELECTRIC RATE SETTLEMENT

     As previously reported, in April 1994 the Company filed with the New York State Public Service Commission (PSC) for a $191.3 million electric rate increase to become effective April 1, 1995. On September 9, 1994, PSC staff filed a recommendation for an electric rate reduction of $199 million, and on September 23, 1994 the Company revised its electric rate increase request to $223 million. On December 30, 1994, the PSC's Administrative Law Judges ("ALJs") hearing the case issued a recommended decision which, if adopted by the PSC, would provide for a $23 million, one-year rate increase.

     On January 19, 1995, the Company, the PSC staff and other parties to the rate case announced that they had reached an agreement in principle resolving the issues in the case. On February 3, 1995, the Company and the PSC staff signed a detailed written agreement reflecting this resolution. The agreement has been submitted to the PSC for approval, and the PSC is expected to act on the agreement in March 1995. If approved, the agreement would be effective for a three year period beginning April 1, 1995 but could be extended. The currently effective agreement, the 1992 electric rate settlement, expires March 31, 1995. The principal features of the new settlement agreement are as follows:

LIMITED INCREASES IN BASE REVENUES

     There will be no increase in base electric revenues for the first rate year of the agreement (the twelve months ending March 31, 1996). However, differences between actual and projected amounts for certain expense items during the first rate year will be reconciled and deferred for charging or crediting to customers. These items include pension and retiree health benefit expense, costs incurred under IPP contracts, and certain demand side management and renewable energy expenses. Property tax differences will be similarly reconciled and charged or credited to customers, except that the Company will absorb (or retain) 14 percent of any property tax increase or decrease from the forecast amounts.

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     For each of the second and third rate years, Con Edison will change its rates to provide for projected increases or decreases in each year in pension and retiree health benefit costs, IPP contract costs, and demand side management and renewable energy costs. During the second and third rate years, differences between the projected and actual amounts of these items, and property taxes, will be reconciled and deferred for charging or crediting to customers as in the case of the first rate year, including the 86 percent/14 percent sharing between customers and the Company of property tax changes from the levels projected for the first rate year.

     Unlike previous multi-year rate settlements, there will be no increases in rates to cover general escalation, wage and salary increases or carrying costs on increased utility plant investment. The rates effective April 1, 1995 will give the customer the benefit of labor productivity achieved during the term of the 1992 electric rate settlement. Under the proposed settlement agreement, subject to the earnings sharing provisions discussed below, the Company will retain the benefit of further productivity gains achieved in excess of the productivity gain forecast for the first rate year.

RETURN ON EQUITY AND EQUITY RATIO

     The settlement is premised on a rate of return on common equity of 11.1 percent in the first rate year and assumes a 52 percent common equity ratio throughout the term of the agreement. Base rates in the second and third rate years will be adjusted for changes in the allowed return on equity. The allowed rate of return on equity is to be adjusted for each succeeding rate year by adding to or subtracting from 11.1 percent one-half of the difference in 30-year Treasury bond rates from a January/February 1995 base, with a maximum change of 100 basis points (1 percent) from the previous rate year.

     Costs for debt and preferred stock will not be updated from the levels projected for the first rate year.

EARNINGS SHARING

     Following each rate year the Company's actual return on equity will be calculated, using actual capitalization ratios and debt and preferred stock costs, but excluding any earnings from the incentives discussed below. The Company will retain 100 percent of any earnings up to 50 basis points above the allowed rate of return for that rate year. The Company will retain 50 percent of earnings exceeding the allowed rate of return by more
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than 50 basis points but not more than 150 basis points and the balance will be deferred for customer benefit. The Company will retain 25 percent of earnings that exceed the allowed rate of return by more than 150 basis points; one third of the balance will be deferred for customer benefit and two-thirds will be applied to reduce rate base balances in a manner to be determined by the Company.

CONTESTED POWER PURCHASES AND IPP TERMINATION COSTS

     A major portion of the rate decrease which had been proposed by the PSC staff was based on proposed disallowances of costs associated with the Company's largest IPP contract, with Sithe Energies, Inc., and with a contract with the New York Power Authority ("NYPA") relating to NYPA's Blenheim-Gilboa pumped-storage plant. The settlement agreement resolves the staff allegations by providing that "no future ratemaking disallowances based on grounds of imprudence [relating to the Sithe or Blenheim-Gilboa contracts] . . . will be permitted."

     The settlement agreement also provides for full recovery by the Company of all IPP contract termination costs incurred to date, and permits the Company to petition the PSC to defer the costs of new IPP contract terminations or modifications, if any, during the term of the settlement agreement.

INCENTIVE PROVISIONS

     The settlement agreement, like the 1992 electric rate settlement, includes provisions which permit the Company to earn additional incentive amounts, not subject to the earnings sharing provisions, by attaining certain objectives for (a) the Company's Enlightened Energy (demand side management) program, (b) fuel costs, and (c) customer service. There would also be penalties for failing to achieve minimum objectives, and there is a penalty-only incentive mechanism designed to encourage the Company to maintain its high level of service reliability.

     The Company estimates that it could earn incentive amounts equivalent to a maximum of 22 basis points of additional equity rate of return (or a maximum penalty of 22 basis points) under the Enlightened Energy provision; a maximum incentive (or penalty) of 50 basis points under the fuel incentive; and a maximum incentive of 10 basis points (or a maximum penalty of 15 basis points) under the customer service incentive. Under the service reliability incentive mechanism, the maximum penalty will be the equivalent of 5 basis points of common equity return. In general, the Company believes that opportunities for earning incentives will be more limited under the new settlement agreement than under the 1992 electric rate settlement.
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PARTIAL PASS-THROUGH FUEL ADJUSTMENT CLAUSE

     The fuel incentive is implemented through a "partial pass-through" fuel adjustment clause ("PPFAC"), which is continued with certain modifications from the 1992 electric rate settlement. Under the PPFAC monthly targets are set for fuel and purchased power costs. The Company will collect, as an incentive, 30 percent of any savings in actual costs below the target amount, and must bear 30 percent of any excess of actual costs over the target. For each rate year of the settlement there will be a $35 million cap on the maximum incentive or penalty, with a "sub-cap" (within the $35 million cap) of $10 million for costs associated with generation from the Company's Indian Point 2 nuclear unit.

MODIFIED ERAM

     The settlement agreement continues, in modified form, the electric revenue adjustment mechanism ("ERAM") introduced in the 1992 electric rate settlement. Under the ERAM, the Company's electric revenues are adjusted, up or down, to offset variances of actual electric revenues from those forecast. Such variances typically result from factors, such as weather and the Enlightened Energy program, which alter consumption patterns.
The new settlement agreement adds to the ERAM a revenue per customer ("RPC") mechanism which excludes from adjustment those variances in the Company's electric revenues which result from changes in the number of customers in each electric service classification. A forecast amount of revenue per customer (the "RPC Factor") is developed for each service classification by dividing the forecast amount of revenue expected from that service classification by the average number of customers expected in that classification during the first rate year. At the end of each rate year, the RPC Factor for each service classification is multiplied by the actual average number of customers in that classification for that rate year. The result is compared with the actual revenues from that service classification. The RPC Factor for the following rate year will be adjusted to return any surplus, or collect any deficiency, to or from customers in that classification during the following rate year. The RPC Factors will also be adjusted for the second and third rate years to reflect any increase or decrease in allowed base revenues (e.g. because of a change in allowed return on equity). Thus, the Company will retain additional revenue attributable to added customers, but will bear the revenue shortfall resulting from lost customers, while other variances from forecast revenues will be deferred for subsequent collection from, or return to, customers, and will not affect the Company's earnings.

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     The RPC mechanism will not apply to delivery service for the
New York Power Authority.

NUCLEAR DECOMMISSIONING EXPENSE AND
OTHER DEPRECIATION

     Revenues for each rate year include an annual allowance of $23.1 million for the cost of decommissioning the Company's nuclear units (including $1.8 million for the non-nuclear portions). This represents an increase over the $14.8 million decommissioning expense allowance (including $3.1 million for the non-nuclear portions) under the 1992 electric rate settlement.

     The Company's request for additional depreciation allowances for retired generation facilities and acceleration of recovery of other production plant was deferred by the ALJs for consideration as part of the PSC's generic "competitive opportunities" proceeding, and is not reflected in this settlement.

EXTENSION OF AGREEMENT

     The proposed settlement stipulates that if the Company abstains from filing for a general electric rate increase to take effect at the end of the three-year period, the operation of the settlement agreement will be extended beyond March 31, 1998, the end of the third rate year. In such event the provisions for limited rate changes, adjustment of equity return, earnings sharing, incentives, and modified ERAM will continue in effect until changed by the PSC.

PROTECTION FROM REGULATORY
AND LEGISLATIVE ACTIONS

     The proposed settlement stipulates that

          ". . . if there are any new, additional, repealed or reduced state or local government taxes (other than property taxes), fees or levies which are not disposed of through a surcharge or credit, Con Edison shall defer the full change in expense and reflect such deferral as credits or debits to customers at the time of the Company's next base rate change or annual update."

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     The proposed settlement further stipulates that

          "If any law, rule, regulation, order, or other requirement (or any repeal or amendment of an existing rule, regulation, order or other requirement) of the state, local or federal government results in a change in Con Edison's annual operating expenses (including income or other federal tax expense but excluding local property tax) not anticipated in the expense forecasts on which the rates in the settlement period are based in an annual amount that would reduce or increase earnings by an annual amount in excess of one percent of income available to shareholders, Con Edison will defer the full effect of any such expense change, with any such deferrals to be reflected in the next base rate change or annual update."

RESTRICTIONS ON FURTHER CHANGES

     In general, the settlement will not permit further changes in the Company's basic electric rates during the settlement period (April 1, 1995 - March 31, 1998), except as provided in the settlement. However, as in prior settlements, there are limited exceptions, for the protection of both the Company and the customers.

     As noted above, the settlement is subject to the approval of the PSC. While the PSC may condition its approval on further changes, the Company is not obliged to accept the settlement with any such changes that are not agreeable to the Company.
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                           SIGNATURE





     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                CONSOLIDATED EDISON COMPANY
                                  OF NEW YORK, INC.





                                By: RAYMOND J. MCCANN
                                    Raymond J. McCann
                                    Executive Vice President
                                     and Chief Financial
                                     Officer



DATE:  February 13, 1995